Exhibit 99.1

Investor Inquiries:

Bill Dunaway, 816-457-6246

billd@fcstone.com

FCStone Group, Inc. Announces Strong First Quarter Results

Kansas City, Mo, January 14, 2008 – FCStone Group, Inc. (NASDAQ: FCSX), a commodity risk management firm, today announced higher quarterly revenues and net income for its fiscal first quarter ending November 30, 2007.

First Quarter Results

Revenues, net of cost of commodities sold, a non-GAAP financial measure, were $73.7 million in the three months ended November 30, 2007, compared to $57.3 million in the prior year quarter, an increase of 29%. Net income increased to $13.1 million, or $0.45 per diluted share, for the first quarter, compared to $6.3 million, or $0.29 per diluted share, in the prior year quarter.

The following table presents results on a total and per share basis.

Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended November 30,
	2006	2007
NON GAAP-Revenues, net of cost of commodities sold (1)	$57,348	$73,729
GAAP-Income after minority interest and before income tax expense (1)	$10,114	$21,035
GAAP-Net income (2)	$6,314	$13,085
Diluted weighted average shares outstanding	21,807	28,776
Diluted earnings per share	$0.29	$0.45

(1)	Amounts for the three months ended November 30, 2007 include a net amount of $2.9 million for special or one-time items, which include a $0.5 million gain on the sale of Chicago Board Option Exchange (CBOE) trading rights and a $2.4 million gain on the sale of CME common stock.
(2)	Amounts for the three months ended November 30, 2007 include after tax effect of the items noted in (1) above of approximately $1.8 million

The increase in first quarter revenues, net of cost of commodities sold, from the prior year first quarter, was primarily related to growth in exchange-traded volumes due to continued volatility in the grain and energy markets, higher over-the-counter (OTC) volumes primarily from energy, renewable fuels and Brazilian customers and higher interest income from additional investable segregated and OTC customer margin funds.

Costs and expenses, exclusive of cost of commodities sold, were higher compared to the prior year primarily due to higher volume-related costs of broker commissions and pit brokerage and clearing fees.

“We are very pleased with our first quarter results,” said Pete Anderson, President and Chief Executive Officer of FCStone. “Our strong financial performance is a direct reflection of executing on our strategic initiatives in the core business segments of commodity risk management services as well as clearing and execution. Driven by the unprecedented volatility in the agriculture and energy markets, we anticipate continued demand for our services and products.”

Operating Segments

FCStone’s income (loss) before minority interest and income tax expense by segment and certain other data are outlined below for the periods noted.

	Three Months Ended November 30,
	2006	2007
	($ in thousands)
Segment Data (1):
Income (loss) before minority interest and income tax expense:
Commodity and Risk Management Services (1)	$7,564	$17,163
Clearing and Execution Services	3,609	5,156
Financial Services	28	56
Grain Merchandising	1,120	—
Corporate	(1,871)	(1,308)

	$10,450	$21,067

Other Data:
EBITDA (1)	$12,789	$22,647
Exchange contract trading volume (in millions)	13.4	23.3
Customer Segregated Assets, end of period	$860,372	$1,079,235

(1)	Amounts for the three months ended November 30, 2007 include the special or one-time items of a $2.4 million gain from the sale of CME stock and a $0.5 million gain on the sale of CBOE trading rights included in the Commodity and Risk Management Services segment.

In the Commodity and Risk Management Services segment, revenues, net of cost of commodities sold, were $37.3 million in the first quarter ended November 30, 2007, compared to $25.9 million in the prior year quarter, an increase of 44%. Segment income before minority interest and income tax for the first quarter 2008 increased to $17.2 million, compared to $7.6 million in the prior year quarter. Excluding one-time gains on the sale of exchange stock and trading rights, first quarter 2008 segment revenues, net of cost of commodities sold, were $34.4 million and segment income was $14.3 million.

For the Clearing and Execution Services segment, revenues, net of cost of commodities sold, were $33.0 million in the first quarter ended November 30, 2007, compared to $24.0 million in the prior year quarter, an increase of 38%. The segment made $5.2 million in the first quarter, compared to a net income of $3.6 million in the prior year quarter.

The Financial Services segment reported revenues, net of cost of commodities sold, of $2.0 million in the first quarter ended November 30, 2007, compared to $1.5 million in the prior year quarter, an increase of 28%. Segment income increased to $56 thousand for the first quarter, compared to $28 thousand in the prior year quarter.

As previously announced on June 1, 2007, the Company sold a portion of its stake in the Grain Merchandising segment business and now owns a 25% minority interest in this business instead of the previous 70% majority interest. Therefore, such business is no longer consolidated in the Company’s financial statements but a 25% share of FGDI’s income is included in the Corporate and Other segment and amounted to $1.3 million for the three months ended November 30, 2007.

“Our team has worked diligently towards achieving our strategic initiatives over the past several years,” said Bill Dunaway, Chief Financial Officer. “We believe our revenue and earnings growth in 2007 are attributable to these efforts as well as the favorable industry environment in which we operate. As we move forward in 2008, we intend to build upon the momentum that we have generated while leveraging the industry dynamics that shape our current environment.”

Business Outlook

Commenting on the Company’s results and overall expectations, Anderson said, “The added financial capacity afforded by our successful IPO has allowed FCStone to accelerate several strategic growth initiatives. We continue to leverage our growing base of experienced consultants in both our traditional core markets as well as new industries such as renewable energy and international markets. Additionally, we have also demonstrated the ability to grow through acquisitions such as the recent transaction with Downes O’Neil, which significantly boosts our risk management presence in the dairy industry. Going forward, we will continue to evaluate potential acquisitions of firms that share the same interests and philosophies as FCStone.”

Conference Call & Web Cast

A conference call will be held today, Monday, January 14, 2008 at 11:00 a.m. (ET). A live web cast of the conference call as well as a replay will be available online on the Company’s corporate web site at http://www.fcstone.com. Participants can also access the call by dialing 800-218-0204 (within the United States and Canada), or 303-262-2140 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available until 11:59 p.m. (CT) on Monday, January 28, 2008. To access the replay, dial 800-405-2236 (within the United States and Canada), or 303-590-3000 (international callers) and enter the conference ID number: 11106090.

About FCStone Group, Inc.

FCStone Group, Inc., along with its affiliates, is an integrated commodity risk management company providing risk management consulting and transaction execution services to commercial commodity intermediaries, end-users and producers. The firm assists primarily middle market customers in optimizing their profit margins and mitigating exposure to commodity price risk. In addition to risk management consulting services, FCStone, LLC, operates one of the leading independent clearing and execution platforms for exchange-traded futures and options contracts. FCStone Group, Inc., serves more than 7,500 customers and in the 12 months ended November 30, 2007, executed 71.8 million derivative contracts in the exchange-traded and over-the-counter markets. The FCStone Group companies work in all the major commodity areas including agriculture, energy, renewable fuels, foods, forestry, and currency exchange. Headquartered in the Midwest, it has offices located throughout the world and is a clearing member of all major North American Futures exchanges. FCStone Group, Inc., trades on the NASDAQ Global Select Market under the symbol “FCSX.”

Forward Looking Statements

This press release may include forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to FCStone Group, Inc., are intended to identify forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the Company’s filings with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.

Our forward-looking statements speak only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of NON-GAAP Financial Information

In this press release we disclose “revenues, net of cost of commodities sold”, and “EBITDA”, both of which are non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP). Revenues, net of cost of commodities sold, is not a substitute for the GAAP measure of total revenues. EBITDA is not a substitute for the GAAP measure of net income or cash flows. Such non-GAAP financial measures are reconciled to its closest GAAP measure, in accordance with the Securities and Exchange Commission rules, and are included in the attached supplemental data. Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the company’s business and operating performance.

Financial Statements to Follow

FCSTONE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended November 30,
	2006	2007
Revenues:
Commissions and clearing fees	$32,903	$39,382
Service, consulting and brokerage fees	9,095	16,274
Interest	8,398	13,382
Other	492	4,444
Sales of commodities (1)	448,788	2,079

Total revenues	499,676	75,561

Costs and expenses:
Cost of commodities sold	442,328	1,832
Employee compensation and broker commissions	11,791	13,256
Pit brokerage and clearing fees	14,864	20,785
Introducing broker commissions	7,369	7,328
Employee benefits and payroll taxes	2,647	3,017
Interest	2,239	1,256
Bad debt expense	1,420	75
Other expenses	6,568	6,945

Total costs and expenses	489,226	54,494

Income before income tax expense and minority interest	10,450	21,067
Minority interest	336	32

Income after minority interest and before income tax expense	10,114	21,035
Income tax expense	3,800	7,950

Net income	$6,314	$13,085

Basic shares outstanding	21,807	27,421
Diluted shares outstanding	21,807	28,776

Basic earnings per share	$0.29	$0.48
Diluted earnings per share	$0.29	$0.45

(1)	On June 1, 2007 the Company sold a majority interest in FGDI, LLC, which represented our entire Grain Merchandising segment. Subsequent to such sale, the company retained a 25% interest in FGDI, LLC which is now accounted for on the equity method and included in other revenues. In the three months ended November 30, 2006, sales of commodities, included $439.7 million from FGDI, LLC.

FCSTONE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except share amounts)

	November 30, 2006	November 30, 2007
	(Unaudited)
ASSETS
Cash and cash equivalents
Unrestricted	$90,053	$49,638
Segregated	14,250	14,146
Commodity deposits and receivables
Commodity exchanges and clearing organizations—customer segregated	686, 441	751,577
Proprietary commodity accounts	77,690	121,690
Receivables from customers, net of allowance for doubtful accounts	16,868	9,487

Total commodity deposits and receivables	780,999	882,754

Marketable securities, at fair value—customer segregated and other	307,828	335,714
Counterparty deposits and trade accounts receivable, net of allowance for doubtful accounts	20,746	72,956
Open contracts receivable	120,219	207,613
Notes receivable and advances	49,291	116,342
Exchange memberships and stock	10,366	7,504
Plant, equipment, furniture, software and improvements, net of accumulated depreciation	4,763	20,614
Other assets	21,679	42,025

Total assets	$1,420,194	$1,749,306

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Commodity and customer regulated accounts payable	$935,515	$1,031,167
Trade accounts payable and advances	115,145	173,683
Open contracts payable	121,101	200,944
Accrued expenses	38,632	42,697
Notes payable and repurchase obligations	35,133	111,404
Subordinated debt	1,000	1,000

Total liabilities	1,246,526	1,560,895

Minority interest	—	2,309

Stockholders’ equity:
Common stock, $0.0001 par value, authorized 40,000,000 at August 31, 2007 and November 30, 2007, respectively; issued and outstanding 27,416,567 and 27,455,743 shares at August 31, 2007 and November 30, 2007, respectively	104,267	104,484
Additional paid-in capital	1,115	1,946
Treasury stock	(376)	(387)
Accumulated other comprehensive loss	(3,620)	(5,016)
Retained earnings	72,282	85,075

Total stockholders’ equity	173,668	186,102

Total liabilities and stockholders’ equity	$1,420,194	$1,749,306

FCSTONE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Three Months Ended November 30,
	2006	2007
Cash flows from operating activities:
Net income	$6,314	$13,085
Depreciation	436	356
Amortization of discount on note receivable	(14)	(9)
Loss on cancellation of warrants	—	110
Gain on sale of exchange memberships and stock	—	(2,885)
Stock compensation	—	330
Equity in earnings of affiliates, net of distributions	108	(991)
Minority interest	336	32
Excess tax benefit of stock option exercises	—	(501)
Change in commodity accounts receivable/payable, marketable securities and customer segregated funds, net	2,813	(33,885)
Change in open contracts receivable/payable, net	(41,563)	(7,551)
Increase in trade accounts receivable and advances on grain	(21,549)	(693)
Increase in counterparty deposits and accounts receivable	(19,361)	(51,517)
Increase in other assets	(34,149)	(15,656)
Increase in trade accounts payable and advances	22,966	58,538
(Decrease) increase in accrued expenses	(768)	1,907

Net cash used in operating activities	$(84,431)	(38,829)

Cash flows from investing activities:
Purchase of furniture, equipment, software and improvements	(683)	(1,622)
Acquisition of majority interest in subsidiary, net of cash acquired	—	88
Issuance of notes receivable, net	(75,005)	(67,042)
Proceeds from the sale of exchange memberships and stock	—	3,402
Purchase of exchange memberships and stock	(1,350)	—

Net cash used in investing activities	(77,038)	(65,174)

Cash flows from financing activities:
Increase in checks written in excess of bank balance	542	—
Proceeds from note payable, net	141,859	62,881
Proceeds from exercises of stock options	—	217
Excess tax benefit of stock option exercises	—	501
Treasury stock acquired	—	(11)
Payments under capital lease	(137)	—
Proceeds from subordinated debt	1,000	—
Monies deposited in escrow	(42)	—

Net cash provided by financing activities	143,222	63,588

Net decrease in cash and cash equivalents – unrestricted	(18,247)	(40,415)
Cash and cash equivalents – unrestricted – beginning of period	59,726	90,053

Cash and cash equivalents – unrestricted – end of period	$41,479	$49,638

Supplemental disclosures of cash flow information:
Interest paid	$1,550	$1,172
Income taxes paid	$1,344	$2,742

Non-GAAP Financial Measures

The following table reconciles revenues, net of cost of commodities sold, with our total revenues.

	Three Months Ended November 30,
	2006	2007
	(in thousands)
Revenues:
Commissions and clearing fees	$32,903	$39,382
Service, consulting and brokerage fees	9,095	16,274
Interest	8,398	13,382
Other	492	4,444
Sales of commodities	448,788	2,079

Total revenues	499,676	75,561
Less: Cost of commodities sold	442,328	1,832

Revenues, net of cost of commodities sold	$57,348	$73,729

The following table reconciles EBITDA with our net income.

	Three Months Ended November 30,
	2006	2007
	($ in thousands)
Net income:	$6,314	$13,085
Plus: interest expense	2,239	1,256
Plus: depreciation and amortization	436	356
Plus income tax expense	3,800	7,950

EBITDA	$12,789	$22,647

Commodity and Risk Management Services Segment:

The following table provides the financial performance for this segment.

	Three Months Ended November 30,
	2006	2007
	(in thousands)
Sales of commodities	$2,542	$—
Cost of commodities sold	2,460	—

Gross profit on commodities sold	82	—
Commissions and clearing fees	12,918	11,897
Service, consulting and brokerage fees	9,217	16,350
Interest	3,646	6,116
Other (1)	55	2,913

Revenues, net of cost of commodities sold	25,918	37,276

Costs and expenses:
Expenses (excluding interest expense)	18,225	20,110
Interest expense	129	3

Total costs and expenses (excluding cost of commodities sold)	18,354	20,113

Segment income before minority interest and income taxes	$7,564	$17,163

(1)	Includes $2.9 million from the combined gain on the sale of CME stock and CBOE trading rights.

Clearing and Execution Segment:

The following table provides the financial performance for this segment.

	Three Months Ended November 30,
	2006	2007
	(in thousands)
Sales of commodities	$—	$—
Cost of commodities sold	—	—

Gross profit on commodities sold	—	—
Commissions and clearing fees	20,190	27,668
Service, consulting and brokerage fees	—	—
Interest	3,831	5,370
Other	—	—

Revenues, net of cost of commodities sold	24,021	33,038

Costs and expenses:
Expenses (excluding interest expense)	20,274	27,861
Interest expense	138	21

Total costs and expenses (excluding cost of commodities sold)	20,412	27,882

Segment income before minority interest and income taxes	$3,609	$5,156

Financial Services Segment:

The following table provides the financial performance of this segment.

	Three Months Ended November 30,
	2006	2007
	(in thousands)
Sales of commodities	$6,558	$—
Cost of commodities sold	6,530	—

Gross profit on commodities sold	28	—
Commissions and clearing fees	—	—
Service, consulting and brokerage fees	—	—
Interest	1,187	1,582
Other	322	382

Revenue, net cost of commodities sold	1,537	1,964

Costs and expenses:
Expenses (excluding interest expense)	533	648
Interest expense	976	1,260

Total costs and expenses (excluding cost of commodities sold)	1,509	1,908

Segment income (loss) before minority interest and income taxes	$28	$56

Grain Merchandising Segment: (1)

The following table provides the financial performance of this segment.

	Three Months Ended November 30,
	2006	2007
	(in thousands)
Sales of commodities	$439,688	$—
Cost of commodities sold	433,512	—

Gross profit on commodities sold	6,176	—
Commissions and clearing fees	—	—
Service, consulting and brokerage fees	—	—
Interest	35	—
Other	145	—

Revenue, net cost of commodities sold	6,356	—

Costs and expenses:
Expenses (excluding interest expense)	4,030	—
Interest expense	1,206	—

Total costs and expenses (excluding cost of commodities sold)	5,236	—

Segment income (loss) before minority interest and income taxes	$1,120	$—

(1)	On June 1, 2007 the Company sold a majority interest in FGDI, LLC, which represented our entire Grain Merchandising segment. Subsequent to such sale, the company retained a 25% interest in FGDI, LLC which is now accounted for on the equity method and included in the Corporate and Other segment.

Quarterly Financial Highlights:

The following table provides summary financial highlights

for the quarters ended November 30, 2006 and 2007.

	Three Months Ended
	November 30, 2006	November 30, 2007

	($ in thousands)
NON GAAP-Revenues, net of cost of commodities sold (1) (2)	$57,348	$73,729
GAAP-Income after minority interest and before income tax expense (2)	$10,114	$21,035
GAAP-Net income (2)	$6,314	$13,085

(1)

The three months ended November 30, 2007 include $1.3 million of revenues, net of cost of commodities sold from our 25% interest in FGDI, LLC (formerly our Grain Merchandising segment). The three months ended November 30th, 2006 included revenues, net of the cost of commodities sold of 6.4 million from such Grain Merchandising segment, which had been consolidated prior to the sale of our majority interest in FGDI, LLC.

(2)	The three months ended November 30, 2007 included a pre-tax gain on the sale of CME stock of $2.4 million and a pre-tax gain of $0.5 million on the sale of CBOE trading rights. Without these items our first quarter income after minority interest and before income tax expense would have been $18.1 million and Net Income would have been $11.3 million.